EXHIBIT 99.1

Monopar Announces First Patient Dosed in Phase 1b Trial Evaluating

Camsirubicin for the Treatment of Advanced Soft Tissue Sarcoma

WILMETTE, Ill, October 27, 2021 – Monopar Therapeutics Inc. (Nasdaq: MNPR), a clinical-stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients, today announced that the first patient has been dosed in its open-label dose-escalation Phase 1b clinical trial evaluating camsirubicin for the treatment of advanced soft tissue sarcoma (ASTS).

“We are very pleased to have dosed our first patient so quickly after trial initiation and so soon following our FDA allowance to proceed in early August. The strong interest and support we are seeing within the oncology community for this study adds to our hopeful excitement and anticipation of the potential impact that escalating doses of camsirubicin may have on improving patient outcomes,” said Chandler Robinson, MD, Monopar’s Chief Executive Officer.

“We are excited to participate in this clinical trial that addresses a high unmet medical need in a cancer which carries a tragic 12 to 15-month life expectancy. There have been no advances in first-line therapies for decades in this patient population, and today’s first camsirubicin treatment in this trial marks an encouraging milestone for the thousands of ASTS patients who may potentially benefit from this drug,” said Dr. Sant Chawla, Principal Investigator, Sarcoma Oncology Research Center in Santa Monica, CA.

An estimated 21 patients will be enrolled in the Phase 1b clinical trial, which is active and recruiting in the US. Further information about the camsirubicin trial is available at www.ClinicalTrials.gov under study identifier NCT 05043649.

About Camsirubicin

Camsirubicin is a novel proprietary analog of the widely used cancer drug doxorubicin. It has been investigated previously in ASTS patients in a Phase 1 and a single arm Phase 2 clinical trial. In these studies, no patients developed the irreversible cardiotoxicity common to doxorubicin at higher cumulative doses. The most frequent adverse event observed in the Phase 1 study was neutropenia, which was mitigated in the Phase 2 study through the use of prophylactic G-CSF. Based on encouraging clinical results to date, the current Phase 1b trial is designed to test camsirubicin at even higher doses than previously administered while using concomitant prophylactic G-CSF to prevent neutropenia.

About Soft Tissue Sarcoma

Soft tissue sarcomas (STS) are a diverse type of cancer that typically develop in the connective tissue of the body. According to the American Cancer Society, in 2021, an estimated 13,460 new STS cases will be diagnosed in the US alone, and about 5,350 people will not survive their disease. These tend to be the advanced cases - those with sarcomas that are unresectable and/or have metastasized. The average life expectancy from time of diagnosis for those patients with advanced disease (ASTS) is about 12 to 15 months. Doxorubicin is the current standard of care in the 1st-line setting for ASTS, and has been for decades, as there have been no 1st-line therapeutic advancements that have improved overall survival for this patient population.

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve the quality of life for cancer patients. Monopar’s pipeline consists of Validive® for the prevention of chemoradiotherapy-induced severe oral mucositis in oropharyngeal cancer patients; camsirubicin for the treatment of advanced soft tissue sarcoma; a late-stage preclinical antibody, MNPR-101, for advanced cancers and severe COVID-19; and an early-stage camsirubicin analog, MNPR-202, for various cancers. For more information, visit: www.monopartx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include statements concerning: the potential impact that escalating doses of camsirubicin may have on improving ASTS patient outcomes; and an estimated 21 patients will be enrolled in the camsirubicin Phase 1b clinical trial. The forward-looking statements involve risks and uncertainties including, but not limited to: whether the Phase 1b camsirubicin trial will continue to successfully enroll patients; whether camsirubicin will show comparable anti-tumor activity to doxorubicin without any signs of irreversible heart damage; that camsirubicin may not prove to be clinically efficacious; and the significant general risks and uncertainties surrounding the research, development, regulatory approval, and commercialization of therapeutics. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

CONTACT:

Monopar Therapeutics Inc.
Investor Relations
Kim R. Tsuchimoto
Chief Financial Officer
kimtsu@monopartx.com

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